Exhibit 99.1

Contact: Drew Babin, CFA, CMA Head of Financial Strategy and Investor Relations Medical Properties Trust, Inc. (646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS AND UPDATE

Rapid Growth in Cash Rents from New Operators

Recent Transactions Continue to Validate Asset Values and Provide Balance Sheet Flexibility

Birmingham, AL – July 31, 2025 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2025, as well as certain events occurring subsequent to quarter end.

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Net loss of ($0.16) and Normalized Funds from Operations (“NFFO”) of $0.14 for the 2025 second quarter on a per share basis. Second quarter net loss includes approximately $111 million ($0.18 per share) in impairment and fair market value adjustments primarily related to the completed sale of PHP Holdings and certain Prospect Medical Group (“Prospect”) bankruptcy transactions;

•

Cash rental income from new tenants increased to $11.0 million from the first quarter’s $3.4 million, representing 96% of scheduled collections; scheduled cash collections for the third quarter approximate $17 million;

•

Increased equity investment in Infracore joint venture by approximately CHF 50 million, inclusive of a CHF 25 million short-term loan, in April to facilitate the acquisition of a Swiss general acute facility and repayment of debt;

•

During the second quarter, sold a post-acute facility with most recent annualized cash rents of approximately $4 million for aggregate proceeds of approximately $28 million and an approximate $5 million real estate gain;

•

As the result of a competitive process indicative of robust demand for hospital real estate, the Company’s 50% owned joint venture completed a €702.5 million non-recourse, 10-year non-amortizing loan at a 5.1% fixed rate secured by a portfolio of German rehabilitation hospitals; and

•	Paid a regular quarterly dividend of $0.08 per share in July.

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “During the quarter, our portfolio of new operators continued to successfully ramp operations around the country. As expected, rental income from these operators increased significantly quarter-over-quarter and, in turn, we remain confident in our visibility to annualized pro rata cash rent of more than $1 billion by the fourth quarter of 2026.”

Aldag continued, “We have executed multiple highly successful debt offerings in 2025, including our German joint-venture’s recent €702.5 million refinancing transaction at a 5.1% fixed rate. These transactions continue to serve as important validation of investor appetite for hospital real estate assets, the long-term strength of MPT’s global portfolio, and the growth opportunities embedded in our platform.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net loss to NFFO, including per share amounts, all on a basis comparable to 2024 results.

PORTFOLIO UPDATE

Medical Properties Trust has total assets of approximately $15.2 billion, including $9.1 billion of general acute facilities, $2.5 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of June 30, 2025, MPT’s portfolio included 392 properties and approximately 39,000 licensed beds leased to or mortgaged by 53 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

Across regions and asset types, operators are reporting increased admissions and surgical volumes, resulting in increasing TTM EBITDARM coverage for the total portfolio and for each individual asset class on both a year-over-year and sequential basis.

In Europe, hospitals continue to benefit from strong reimbursement and patient acuity trends, and three operators in MPT’s U.K. portfolio were nominated for HealthInvestors’ Private Hospital Group of the Year – Circle Health, Priory, and Ramsay.

Performance in the United States continues to be driven by increased admissions, volumes and particularly strong performance in inpatient rehabilitation facilities. In early July, U.S. Congress passed the One Big Beautiful Bill Act (“OBBBA”), introducing Medicaid funding changes over the next decade that are expected to allow ample time for hospital operators to adapt their businesses as necessary while increasing demand for flexible capital solutions over the near- and long-term.

The new tenants to which MPT has transferred the operations of properties in Florida, Texas, Arizona, Louisiana and Pennsylvania continue to report improving performance trends as they ramp operations. Through the second quarter, and with the exception of approximately $500,000 in rent related to two facilities, MPT has collected all cash rent owed by these tenants. Presently, three tenants are paying fully ramped cash rent, and both HonorHealth and College Health are underway with self-funded capital spending initiatives.

Prospect’s in-court restructuring process which commenced in January 2025 remains underway. In March, the Bankruptcy Court approved a settlement agreement between MPT, Prospect and certain other parties that will enable Prospect to sell its hospital operations and the related real estate with MPT’s cooperation. During and subsequent to the second quarter, the Company funded approximately $25 million of junior debtor-in-possession financing according to the settlement agreement.

OPERATING RESULTS

Net loss for the second quarter ended June 30, 2025 was ($98 million) (($0.16) per share), compared to a net loss of ($321 million) (($0.54) per share) in the year earlier period.

NFFO for the second quarter ended June 30, 2025 was $81 million ($0.14 per share), compared to $139 million ($0.23 per share) in the year-earlier period. Compared to 2025’s first quarter results, NFFO for 2025’s second quarter included an overall increase in rent billed of approximately $13 million ($0.02 per share) and an offsetting increase in interest expense of approximately $14 million ($0.02 per share) related to the $2.5 billion secured notes financing completed in the first quarter.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for July 31, 2025 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2025. The dial-in numbers for the conference call are 800-715-9871 (North America) and 646-307-1963 (International) along with passcode 5278552. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through August 7, 2025, using dial-in numbers 800-770-2030 (North America) and 609-800-9909 (International) along with passcode 5278552. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 392 facilities and approximately 39,000 licensed beds in nine countries and across three continents as of June 30, 2025. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, asset sales and other liquidity transactions (including the use of proceeds thereof), expected re-tenanting of facilities and any related regulatory approvals, and expected outcomes from Prospect’s Chapter 11 restructuring process. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that the timing, outcome and terms of the bankruptcy restructuring of Prospect will not be consistent with those anticipated by the Company; (ii) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (iii) the risk that previously announced or contemplated property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (iv) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (v) MPT’s ability to obtain or modify the terms of debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due, or pursue acquisition and development opportunities; (vi) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (vii) the ability of our tenants and operators to operate profitably and generate positive cash flow, remain solvent, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (viii) the risk that we are unable to monetize our investments in certain tenants at full value within a reasonable time period or at all; (ix) the risk that the operations of our tenants will be negatively impacted by changes to Medicaid funding introduced by the OBBBA; and (x) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, and as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2025	December 31, 2024
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$11,892,237	$11,259,842
Investment in financing leases	1,023,415	1,057,770
Real estate held for sale	—	34,019
Mortgage loans	123,887	119,912

Gross investment in real estate assets	13,039,539	12,471,543
Accumulated depreciation and amortization	(1,599,587)	(1,422,948)

Net investment in real estate assets	11,439,952	11,048,595
Cash and cash equivalents	509,828	332,335
Interest and rent receivables	28,644	36,327
Straight-line rent receivables	825,845	700,783
Investments in unconsolidated real estate joint ventures	1,360,151	1,156,397
Investments in unconsolidated operating entities	323,383	439,578
Other loans	149,018	109,175
Other assets	513,607	471,404

Total Assets	$15,150,428	$14,294,594

Liabilities and Equity
Liabilities
Debt, net	$9,649,035	$8,848,112
Accounts payable and accrued expenses	494,783	454,209
Deferred revenue	23,513	29,445
Obligations to tenants and other lease liabilities	149,287	129,045

Total Liabilities	10,316,618	9,460,811
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 600,814 shares at June 30, 2025 and 600,403 shares at December 31, 2024	601	600
Additional paid-in capital	8,598,211	8,584,917
Retained deficit	(3,971,824)	(3,658,516)
Accumulated other comprehensive income (loss)	205,768	(94,272)

Total Medical Properties Trust, Inc. stockholders’ equity	4,832,756	4,832,729
Non-controlling interests	1,054	1,054

Total Equity	4,833,810	4,833,783

Total Liabilities and Equity	$15,150,428	$14,294,594

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues
Rent billed	$177,860	$183,764	$343,050	$383,063
Straight-line rent	39,665	38,381	79,792	83,117
Income from financing leases	9,923	27,641	19,828	44,034
Interest and other income	12,911	16,774	21,488	27,662

Total revenues	240,359	266,560	464,158	537,876
Expenses
Interest	129,709	101,430	245,510	210,115
Real estate depreciation and amortization	66,717	102,240	131,289	177,826
Property-related (A)	10,863	7,663	17,898	12,481
General and administrative	26,197	35,327	68,108	68,675

Total expenses	233,486	246,660	462,805	469,097
Other (expense) income
Gain on sale of real estate	5,212	384,824	13,271	383,401
Real estate and other impairment charges, net	(1,421)	(137,419)	(77,523)	(830,507)
Earnings (loss) from equity interests	25,324	(401,757)	39,310	(391,208)
Debt refinancing and unutilized financing benefit (costs)	181	(2,964)	(3,615)	(2,964)
Other (including fair value adjustments on securities)	(124,434)	(167,686)	(169,640)	(397,031)

Total other expense	(95,138)	(325,002)	(198,197)	(1,238,309)

Loss before income tax	(88,265)	(305,102)	(196,844)	(1,169,530)
Income tax expense	(9,803)	(14,557)	(19,240)	(25,506)

Net loss	(98,068)	(319,659)	(216,084)	(1,195,036)
Net income attributable to non-controlling interests	(289)	(976)	(548)	(1,224)

Net loss attributable to MPT common stockholders	$(98,357)	$(320,635)	$(216,632)	$(1,196,260)

Earnings per common share - basic and diluted:
Net loss attributable to MPT common stockholders	$(0.16)	$(0.54)	$(0.36)	$(1.99)

Weighted average shares outstanding - basic	600,814	600,057	600,733	600,181
Weighted average shares outstanding - diluted	600,814	600,057	600,733	600,181
Dividends declared per common share	$0.08	$0.30	$0.16	$0.30

(A)

Includes $5.1 million and $4.9 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended June 30, 2025 and 2024, respectively, and $7.1 and $7.2 million for the six months ended June 30, 2025 and 2024, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
FFO information:
Net loss attributable to MPT common stockholders	$(98,357)	$(320,635)	$(216,632)	$(1,196,260)
Participating securities’ share in earnings	(224)	(654)	(341)	(654)

Net loss, less participating securities’ share in earnings	$(98,581)	$(321,289)	$(216,973)	$(1,196,914)

Depreciation and amortization	81,332	117,239	158,223	211,482
Gain on sale of real estate	(5,212)	(384,824)	(13,271)	(383,401)
Real estate impairment (recoveries) charges	(17,715)	499,324	47,968	499,324

Funds from operations	$(40,176)	$(89,550)	$(24,053)	$(869,509)

Other impairment charges, net	19,613	50,073	33,511	744,978
Litigation, bankruptcy and other costs	2,156	11,738	12,203	17,608
Share-based compensation (fair value adjustments) (A)	(9,540)	—	(13)	—
Non-cash fair value adjustments	108,827	159,247	135,436	380,523
Tax rate changes and other	19	4,895	1,121	4,588
Debt refinancing and unutilized financing costs	463	2,964	4,259	2,964

Normalized funds from operations	$81,362	$139,367	$162,464	$281,152

Certain non-cash and related recovery information:
Share-based compensation (A)	$10,397	$8,521	$18,535	$16,154
Debt costs amortization	$6,984	$4,936	$12,990	$9,775
Non-cash rent and interest revenue (B)	$—	$—	$—	$—
Cash recoveries of non-cash rent and interest revenue (C)	$538	$540	$1,064	$6,288
Straight-line rent revenue from operating and finance leases	$(42,638)	$(40,786)	$(85,257)	$(88,032)
Per diluted share data:
Net loss, less participating securities’ share in earnings	$(0.16)	$(0.54)	$(0.36)	$(1.99)

Depreciation and amortization	0.13	0.20	0.26	0.35
Gain on sale of real estate	(0.01)	(0.64)	(0.02)	(0.64)
Real estate impairment (recoveries) charges	(0.03)	0.83	0.08	0.83

Funds from operations	$(0.07)	$(0.15)	$(0.04)	$(1.45)

Other impairment charges, net	0.04	0.08	0.05	1.25
Litigation, bankruptcy and other costs	—	0.02	0.02	0.03
Share-based compensation (fair value adjustments) (A)	(0.02)	—	—	—
Non-cash fair value adjustments	0.19	0.27	0.23	0.63
Tax rate changes and other	—	0.01	—	0.01
Debt refinancing and unutilized financing costs	—	—	0.01	—

Normalized funds from operations	$0.14	$0.23	$0.27	$0.47

Certain non-cash and related recovery information:
Share-based compensation (A)	$0.02	$0.01	$0.03	$0.03
Debt costs amortization	$0.01	$0.01	$0.02	$0.02
Non-cash rent and interest revenue (B)	$—	$—	$—	$—
Cash recoveries of non-cash rent and interest revenue (C)	$—	$—	$—	$0.01
Straight-line rent revenue from operating and finance leases	$(0.07)	$(0.07)	$(0.14)	$(0.15)

Notes:

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings (loss) from equity interests” line on the consolidated statements of income.

(A)

Total share-based compensation expense is $0.9 million and $18.5 million for the three and six months ended June 30, 2025, respectively, (including certain awards that are to be settled in cash). Cash-settled awards are typically recorded in accordance with GAAP at fair value and measured at each balance sheet date until settlement. The resulting fluctuations, which are primarily driven by changes in our stock price rather than operational performance, can introduce significant volatility in our earnings. To enhance comparability and provide a more stable view of performance over time, NFFO reflects a $(9.5) million and less than $(0.1) million adjustment in the three and six months ended June 30, 2025, respectively, to arrive at total share-based compensation expense using grant date fair value for all awards (including cash-settled awards) of $10.4 million and $18.5 million for the three and six months ended June 30, 2025.

(B)	Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.
(C)	Includes cash received to satisfy previously accrued non-cash revenue, such as the cash receipt of previously deferred rent or PIK interest.